Exhibit 10.5

GLOBAL AMENDMENTS FOR

RESTRICTED STOCK UNIT AGREEMENTS

Teradata Corporation 2007 Stock Incentive Plan

Notice of Amendments to Prior Awards

                , 2008

Why are amendments being made?

The U.S. tax rules applicable to nonqualified deferred compensation arrangements were recently changed pursuant to the American Jobs Creation Act of 2004. As a result of these changes, Teradata is required to amend certain of its compensation arrangements, including the terms of certain of its outstanding equity award agreements, by the end of this year.

Why am I receiving this Notice?

You are receiving this notice of amendments because our records indicate that you have been granted one or more equity awards (each an “Award”) under the Teradata Corporation 2007 Stock Incentive Plan, the NCR Corporation 2006 Stock Incentive Plan or the NCR Management Stock Plan, as amended. Due to changes in the U.S. tax laws, as permitted under the terms of the applicable plan and Award agreements, we are required to make relatively minor amendments to the Awards. These amendments are described on Exhibit A. If we do not make these changes, you could be subject to immediate taxation upon vesting (rather than upon payment) of your Awards, and you could be subject to interest and a 20% penalty tax.

Do I need to take any action?

Generally, no. If you agree to the amendments, there is no need for you to do anything except read this notice and keep a copy for your files. In other words, your failure to object by providing notice to Teradata will be treated as your consent to the amendments.

If you do not agree to the amendments, you must notify Teradata that you do not consent to the amendments by filing a written objection, no later than                 , 2008, with                                         . If you do not consent to the amendments (and you are subject to U.S. tax laws), Teradata will be required by law to notify the IRS, on a Form W-2, that certain Awards do not comply with the new tax laws. Teradata also will be required to withhold income tax on vesting (even if the Awards are not paid at that time), and you will be personally responsible for the payment of interest and a 20% penalty tax.

Where can I get additional information?

You may obtain additional information by calling                          at (            )                      or by writing to                                         ,                                 . You may also obtain additional information about your Awards from the plan prospectus for the Teradata Corporation 2007 Stock Incentive Plan, which is available online at                                 .

Sincerely,

Saundra Davis
Vice President, Human Resources
Teradata Corporation

Exhibit A

Amendment to Award Agreements

Teradata Corporation 2007 Stock Incentive Plan

Effective as of December 31, 2008, each outstanding time-based restricted stock unit Award and performance-based restricted stock unit Award is hereby amended as described below.

Time-Based Restricted Stock Units

1.	No Change to Vesting. The amendments do not affect the vesting of your time-based restricted stock unit Awards. For example, your time-based restricted stock unit Awards will continue to vest on the “vesting date” set forth in your Award agreement, provided that you remain employed with Teradata and its affiliates through that date.

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Conforming Change. Each time-based restricted stock unit Award is amended to clarify that the Awards will be paid within 30 days after the applicable vesting date. This change conforms to prior administrative practice.

2.	Change in Payment Dates. The amendments, however, could affect the payment date of your time-based restricted stock unit Awards if you satisfy the following three criteria:

•	You are subject to U.S. taxation; AND

•	You are or become retirement eligible (i.e., generally age 55 or older) prior to the vesting date or you participate in the Teradata Change in Control Severance Plan; AND

•	You become disabled, retire, are terminated in connection with a reduction-in-force, or a change in control occurs (each as defined in the applicable Award agreement).

In these circumstances, the following special rules will apply if required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

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The vested restricted stock units will be paid, at the level set forth in your Award agreement, within 30 days after the earlier of (i) your “separation from service” (within the meaning of Section 409A of the Code) with Teradata and its affiliates, or (ii) the date the restricted stock units become vested.

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If vested restricted stock units are payable upon your separation from service and you are a “specified employee” (within the meaning of Section 409A of the Code and Teradata’s policy for determining its specified employees), such restricted stock units will be paid, at the level set forth in your Award agreement, on the first business day after the date that is six months following your separation from service. Note that a “specified employee” generally includes Teradata’s top-50 paid officers. Please contact                                  for the current list of our specified employees.

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To the extent permitted by Section 409A of the Code, Teradata may, in its sole discretion, terminate the Award and pay all outstanding restricted stock units within 30 days before or 12 months after a “change in control” (within the meaning of Section 409A of the Code) of Teradata.

Performance-Based Restricted Stock Units

1.	No Change to Vesting. The amendments do not affect the vesting of your performance-based restricted stock unit Awards. For example, your performance-based restricted stock unit Awards will continue to vest based on the extent to which the applicable performance goals have been satisfied, as determined by the C&HR Committee after the end of the performance period, provided that you remain employed with Teradata and its affiliates through the certification date.

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Each performance-based restricted stock unit Award is amended to clarify that the performance results must be determined, and the performance-based restricted stock units must be paid, between January 1 and March 15 of the calendar year immediately following the end of the performance period. This change conforms to prior administrative practice.

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If the performance-based restricted stock unit Awards vest in connection with a change in control of Teradata, then the vested Awards will be paid, at the level set forth in your Award agreement, within 30 days after vesting (except as provided in 2 below).

2.	Change in Payment Terms. The amendments, however, could affect the payment date of your performance-based restricted stock unit Awards if a change in control occurs. In these circumstances, the following special rules will apply if you satisfy the following three criteria:

•	You are subject to U.S. taxation; AND

•	You participate in the Teradata Change in Control Severance Plan; AND

•	A change in control of Teradata occurs (as defined in the applicable Award agreement).

In these circumstances, the following special rules will apply if required by Section 409A of the Code:

•

Upon a “change in control” of Teradata (within the meaning of the Award agreement), the vested Award will be paid, at the level set forth in your Award agreement, on the earlier of the following: (i) between January 1 and March 15 of the calendar year immediately following the end of the scheduled performance period or (ii) separation from service within 2 years of a “change in control” of Teradata (within the meaning of the Award agreement).

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If vested performance-based restricted stock units are payable upon your separation from service and you are a “specified employee” (within the meaning of Section 409A of the Code and Teradata’s policy for determining its specified employees), then the performance-based restricted stock units will be paid, at the level set forth in your Award agreement, on the first business day after the date that is six months following your separation from service. Note that a “specified employee” generally includes Teradata’s top-50 paid officers. Please contact                                  for the current list of our specified employees.

•

To the extent permitted by Section 409A of the Code, Teradata may, in its sole discretion, terminate the Award and pay all outstanding performance-based restricted stock units within 30 days before or 12 months after a “change in control” (within the meaning of Section 409A of the Code) of Teradata.

Miscellaneous

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Except as provided below, this Notice applies to all outstanding Awards. If an Award recipient separately is notified that an Award contains unique terms and is therefore not subject to this Notice, that Award shall be amended as provided in such separate notice.

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This Notice has been written in a manner that is intended to apply to a variety of Awards that contain similar, but not necessarily identical, terms; accordingly, to the extent any provision contained in this Notice otherwise would amend an Award to add a provision already contained in the Award, such portion of the Notice shall be disregarded with respect to such Award.

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It is intended that this Notice shall cause the Awards to either be exempt from, or comply with, the provisions of Section 409A of the Code. This Notice shall be construed and administered in a manner that effects such intent, and this Notice shall not be effective to the extent that it would cause any amount to become taxable or subject to interest or penalties under Section 409A of the Code. Accordingly, the Award holder consents to such additional amendments to the Award as Teradata may reasonably make in furtherance of such intention.

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Although Teradata will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Awards is not warranted or guaranteed. Neither Teradata and its affiliates nor their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by an Award holder or other taxpayer as a result of the Awards.

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that nothing contained herein or in any attachment hereto is intended to be used, or can be used, to avoid penalties imposed under the Internal Revenue Code.